Exhibit 99.1

Release:	January 28, 2026

CPKC announces industry veteran Gordon Trafton appointed board vice-chair

Two new members to join the board

Calgary – Canadian Pacific Kansas City (TSX: CP) (NYSE: CP) (CPKC) announced today that, as part of its ongoing board succession planning, Gordon Trafton, a current member of the CPKC board, has been appointed vice-chair of the board.

Additionally, CPKC today announced that Marc Parent has been appointed to the board effective Jan. 27, 2026, and that Kate Stevenson has been nominated to stand for election as a director at CPKC’s Annual General Meeting of Shareholders in April 2026.

Mr. Trafton, of Naperville, IL., has been a member of the board since Jan. 1, 2017. He retired in 2010 from Canadian National (CN), completing a 33-year railroad career that included time at CN, Illinois Central and Burlington Northern Railroad. From 2003 to 2009, he successively served as Senior Vice-President Strategic Acquisitions and Integration and as Senior Vice-President, Southern Region at CN. Prior to that, Mr. Trafton worked as CN’s Vice President, Operations Integration. On CPKC’s board, Mr. Trafton chairs the Risk and Sustainability Committee, serves on the Management Resources and Compensation Committee, and previously served on the board’s Integration Committee.

“I am honoured to be appointed vice-chair of the board,” said Mr. Trafton. “Isabelle Courville has established a legacy of excellence as board chair and I look forward to working closely with her, my fellow board members and our talented management team as we forge ahead together in our commitment to maximizing the value of CPKC for our shareholders, employees and customers.”

New board members

Mr. Parent, of Montreal, is a seasoned chief executive officer and corporate director with more than three decades of leadership experience in the aerospace industry. Throughout his 15-year tenure as President and CEO of CAE, Mr. Parent grew the company into the undisputed leader in global aviation training and simulation. His transformative work has garnered numerous accolades, including appointment to the Order of Canada, the country’s highest civilian honour.

“It is with great excitement that I join CPKC’s board,” said Mr. Parent. “CPKC plays a vital role in connecting communities and nations while driving economic growth across the continent. I look forward to collaborating with the talented CPKC team to shape the company’s next phase of growth and success.”

Ms. Stevenson, of Toronto, has extensive corporate governance experience, having served on numerous public company and not-for-profit boards in Canada and the United States over the past two decades. With experience as a financial executive in the telecommunications and banking sectors, Ms. Stevenson is currently Chair of the Board of Directors of CIBC.

“It is an honour to be nominated to join CPKC, a company critical to our supply chain and vital to our North American economy,” said Ms. Stevenson. “I am excited at the prospect of bringing my perspective and expertise to the board to advance the company’s remarkable success.”

About CPKC

With its global headquarters in Calgary, Alta., Canada, CPKC is the first and only single-line transnational railway linking Canada, the United States and México, with unrivaled access to major ports from Vancouver to Atlantic Canada to the Gulf Coast to Lázaro Cárdenas, México. Stretching approximately 20,000 route miles and employing 20,000 railroaders, CPKC provides North American customers unparalleled rail service and network reach to key markets across the continent. CPKC is growing with its customers, offering a suite of freight transportation services, logistics solutions and supply chain expertise. Visit cpkcr.com to learn more about the rail advantages of CPKC. CP-IR

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